JENSEN INVESTMENT MANAGEMENT, INC.

                           THE JENSEN PORTFOLIO, INC.


                                 CODE OF ETHICS

                                       AND

                        INSIDER TRADING PREVENTION POLICY

     The federal securities laws and various rules adopted by the Securities and Exchange Commission ("SEC") require investment companies and investment advisers to adopt a written code of ethics designed to deal with confidentiality, insider trading and the potential "conflicts of interests" that might arise with regard to personal trading. Accordingly, The Jensen Portfolio, Inc. (the "Fund") and Jensen Investment Management, Inc. (the "Adviser") have adopted this Code of Ethics, and such adoption has been approved by the Board of Directors of the Fund and the Board of the Adviser.

     To the extent that this Code of Ethics imposes obligations on the Fund, the Adviser, their respective directors, officers and Access Persons in addition to those required by Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act"), it does so as a matter of striving to promote best practices. In doing so, the directors recognize that a failure to comply with any non-mandatory sections hereof should not be construed as a violation of Rule 17j-1.

A.   Scope of this Code of Ethics

     1. Covered Securities. Covered securities include stocks, options, bonds, municipal bonds, warrants, rights, and convertible securities, among others. See definition of "security" Section E.

     2. Covered Persons. This Code of Ethics applies to all directors, officers, employees and all access persons (as defined in Section E) of the Fund or Jensen Investment Management, Inc. (the "Adviser"), the Fund's investment adviser. In addition to such covered persons, the concept of "beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the access person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership.

     3. Place the Interests of Clients First. Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Fund. Every Access Person shall notify the Fund's Compliance Officer of any personal actual or potential conflict of interest or other relationship which may involve the Fund, such as the existence of any economic relationship between their transactions and securities held or to be acquired by the Fund.

     4. Avoid Taking Inappropriate Advantage of the Position of Access Person. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Fund could call into question the exercise of an Access Person's independent judgment. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions or accept gifts of such value as to potentially impair their judgment in selecting brokers or other vendors on behalf of the Fund.

     5. Conduct all Personal Securities Transactions in Full Compliance with this Code of Ethics. Doubtful situations should be resolved in favor of the Fund. Technical compliance with the Code of Ethics' procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

B.   Research Procedures

          The Adviser and the Fund have the policy of making investment decisions based on the most reliable information possible. In general, we will base our investment decisions upon published sources and upon information provided or verified by corporate officials authorized (or believed to be authorized) to provide information to the investment community. We also expect to make our own independent evaluation of share value, so that information about the recommendations or trading of third parties will generally be ignored. In short, we do not seek nonpublic information as part of our research process because we believe it to be generally less reliable than public information.

C.   Confidentiality of Fund and Client Transactions

     1. Information relating to the Fund and research activities of the Fund is confidential. Whenever statistical information or research is supplied to or requested by the Fund, such information shall not be disclosed to any persons other than authorized persons. Consideration of a particular purchase or sale for the account of the Fund shall not be disclosed except to authorized persons.

     2. All brokerage orders for the purchase and sale of securities for the account of the Fund will be so executed as to assure that the nature of the transactions shall be kept confidential and disclosed only on a need to know basis until the information is publicly released in the normal course of business.

     3. If any officer, employee or director of the Fund should obtain non-public information concerning the Fund, such person shall respect the confidential nature of this information and shall not divulge it unless specifically authorized to do so by another officer of the Fund.

     4. In order to assure maximum confidentiality, all records of the Fund's transactions shall be kept in a secure manner and shall not be released to anyone other than authorized persons.

D.   Policy Prohibiting Insider Trading

     1. Fund's Policy on Insider Trading. The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities, and (ii) certain communications of material, nonpublic information.

          The Fund expects that each of its directors, officers and employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Fund discourages its directors, officers and employees from seeking or knowingly obtaining material nonpublic information about publicly traded companies.

          The laws concerning insider trading generally prohibit:

          (a) The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

          (b) The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

          (c) The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

     2. Who is an Insider? The concept of "insider" is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a "temporary insider" of a company if he or she enters into a confidential relationship in the conduct of the company's affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the company, the analyst may become a temporary insider.

     3. What is Material Information? Trading on inside information is not a basis for liability unless the information is "material." "Material" information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems; extraordinary management developments; and analysts reports on a company's prospects.

     4. What is Nonpublic Information? Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing on the Internet or in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public. Market rumors, unless they are accessible (e.g., through an open "chat room") are not considered public information.

     5. Not Certain if You Have "Inside" Information? If you have any doubts about whether you are in possession of material nonpublic information, consult with the Fund's Compliance Officer.

     6. Penalties for Insider Trading. Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include: administrative penalties; civil injunctions; disgorgement of profits; substantial fines; jail sentences; and serious disciplinary measures, including dismissal, imposed by the Fund.

     7. Serving as a Director. Because officers and directors of a publicly traded company have special information about that company, the Fund requires the compliance officer's approval before any of its directors, officers or employees may agree to serve as an officer or director of a publicly traded company. The compliance officer will design appropriate procedures to mitigate any conflicts of interests and any potential insider trading issue depending upon the requirements of each individual situation.

E.   Personal Trading Rules (Sections F-I below): Definitions

     1. Access Person. As used in these Sections, the term "Access Person" shall mean any director, officer, general partner, or advisory person of the Fund or the Adviser or the families of such person (including the spouse, minor children, and adults living in the same household as such persons). The compliance officer will maintain a list of employees considered access persons.

     2. Advisory Person. The term "advisory person" shall mean (a) any officer or employee of the Fund or of any company in a control relationship to the Fund, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to making recommendations with respect to such purchases or sales; and
          (b) any natural person in a control relationship with the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security. The term "advisory person" shall not include persons who only obtain information regarding the purchase or sale of a security for a client after the transaction has been completed. The compliance officer will maintain a list of employees who are considered advisory persons.

     3. Beneficial Ownership. The term "beneficial ownership" shall be interpreted in this Code in the same manner as it would be when determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder except that the determination of direct or indirect beneficial ownership shall apply to all securities that an access person has or acquires. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

     4. Compliance Officer. The term "compliance officer" shall mean an officer of the Fund or the Adviser who is specifically designated by the Board of Directors of the Fund to perform the functions of the compliance officer pursuant to this Code of Ethics.

     5. Disinterested Director. As used in this Code, the term "disinterested director" shall mean a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

     6. Purchase or Sale of a Security. As used in this Code, "purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

     7. Security. As used in this Code, the term "security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued by the Government of the United States or by federal agencies and which are direct obligations of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares of registered open-end investment companies.

     8. Security "held or to be acquired." As used in the Code, a security that is "held or to be acquired" shall mean any security (as defined) which, within the most recent 15 days (a) is or has been held by the Fund, or (b) is being or has been considered by the Fund or the Adviser for purchase by the Fund.

     9. A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made or communicated to the person responsible for trading, which includes when the Fund has a pending "buy" or "sell" order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     10. Trading List. The Fund and the Adviser maintain a list of recommended securities (the "Trading List"). The Trading List is maintained continuously and consequently all securities on the Trading List fall within the definition of "held or to be acquired" and "being considered for purchase or sale".

F. Personal Trading Rules: Prohibited Activities, Prohibited Purchases and Sales; Required Permissions

     1. General Anti-Fraud Prohibition. No access person or employee of the Fund shall engage in any conduct or trading activity with respect to a security that is "held or to be acquired" by the Fund if that conduct would operate as a fraud on the Fund or be (or appear to be) a manipulative practice with respect to the Fund. No access person shall make an untrue statement of a material fact to the Fund with respect to a security that is "held or to be acquired" by the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading.

     2. 2. Same-Day Blackout Period. No access person or employee or Director of the Fund may purchase any security, which, to his or her knowledge, is on the Trading List until one day after the Fund has completed its acquisition or sale program.

     3. IPOs, Private Placements and Securities on the Trading List. Investment personnel of the Fund must obtain the prior approval of the compliance officer in writing before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or in a limited offering (private placement) or in a security on the Trading List. For purposes of this paragraph, the term "investment personnel" shall mean (a) any officer, director or employee of the Fund (or of any company in a control relationship to the Fund) or the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or (b) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

     4. Exempt Purchases and Sales. The prohibitions on purchases and sales set forth in paragraph 2 of this Section of this Code shall not apply to:

          (a) Purchases or sales effected in any security over which an access person or employee of the Fund has no direct or indirect influence or control;

          (b) Purchases or sales of securities that are not eligible for purchase or sale by the Fund;

          (c) Purchases or sales of securities that are issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, and shares of registered open-end investment companies;

          (d) Purchases or sales that are non-volitional on the part of the employee or access person;

          (e) Purchases that are part of an automatic dividend reinvestment plan;

          (f) Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

          (g) Purchases or sales not otherwise exempt that receive the prior approval of the compliance officer because they are only remotely potentially harmful to the Fund, e.g., because they would be very unlikely to affect a highly institutional market, or they clearly are not related economically to the securities to be purchased, sold or hold for the account of the Fund. In granting such approval, the compliance officer shall ascertain that such person is not trading upon any special knowledge acquired by virtue of his or her position.

          (h)  Purchases or sales of shares of the Fund.

G.   Reporting Requirements of Access Persons

     1. Reports Required. Unless excepted by paragraph 2 of this Section (which generally excepts out disinterested directors and accounts that are not under an access person's control), every Access Person must submit to the compliance officer of the Fund, on forms provided by the compliance officer, the following reports.

          (a) Preclearance Request Forms. Prior to entering an order for a securities transaction that requires preclearance, the Access Person must complete, in writing, a Preclearance Request Form and submit the completed form to the Compliance Officer. The Preclearance Request Form requires Access Persons to provide certain information and to make certain representations.

          (b) Review of Form. After receiving the completed Preclearance Request Form, the Compliance Officer will (a) review the information set forth in the form with the President (or the
               President's designee), (b) confirm with the President (or the President's designee) whether the Securities are held by the Fund or other accounts managed by the Adviser and whether there are any unexecuted orders to purchase or sell the Securities by the Fund or any accounts managed by the Adviser and (c) as soon as reasonably practicable, record the decision of the President (or the President's designee) whether to clear the proposed securities transaction. The authorization, date and time of the authorization should be reflected on the Preclearance Request Form.

          (c) List of Accounts. A list of all persons in the access person's household who are "covered persons" - e.g., spouse, domestic partner, resident parent or child - and a list of all brokerage or other accounts of such covered persons in which securities are held or traded.

          (d)  Initial Holdings Reports.  No later than 10 days after the person
               becomes  an  access   person,   a  report   with  the   following
               information:

               (i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership as of the date the person became an access person;

               (ii) The name of any broker,  dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

               (iii) The date that the report is submitted by the access person.

          (e)  Quarterly  Transaction  Reports.  No later than 10 days after the
               end  of  a  calendar   quarter,   a  report  with  the  following
               information:

               (i) With respect to any transaction during the quarter in a security in which the access person had any direct or indirect beneficial ownership:

                    (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

                    (2) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

                    (3) The price of the security at which the transaction was effected;

                    (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                    (5) The date that the report is submitted by the access person.

               (ii) With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                    (1) The name of the broker, dealer or bank with whom the access person established the account;

                    (2)  The date the account was established; and

                    (3) The date that the report is submitted by the access person.

     (f) Annual Holdings Reports. Annually, by the date specified by the compliance officer, a report with the following information (which information must be current as of a date no more than 30 days before the report is submitted):

               (i) The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership;

               (ii) The name of any broker,  dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

               (iii) The date that the report is submitted by the access person.

     (g)  Annual Certification of Compliance with Code of Ethics

          Every Access Person, including Disinterested Directors, shall certify annually that:

          (i) they have read and understand this Code of Ethics and recognize that they are subject thereto;

          (ii) they have complied with the requirements of this Code of Ethics; and

          (iii)they have reported all personal securities transactions required to be reported pursuant to the requirements of this Code of Ethics.

     2.   Exceptions from Reporting Requirements.

          (a) A person need not make a report with respect to transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control.

          (b) A disinterested director who would be required to make a report solely by reason of being director of the Fund, need not make:

               (i)  An Initial Holdings Report, or an Annual Holdings Report;

               (ii) A Quarterly Transaction Report, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that the director's transaction was in a security that was on the Trading List.

          (c) An access person need not make a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the access person for the relevant quarter within the time period required if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, and the access person regularly certifies that these confirmations and account statements do not omit any reportable transactions.

     3. Notification of Reporting Obligation. The Fund will identify all access persons who are required to make reports and will inform those access persons of their reporting obligation.

     4. Beneficial Ownership. Any report required by this section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

H.   Duties of the Compliance Officer

     1.   The  compliance   officer  shall  be  responsible  for  notifying  all
          directors, officers, access persons, and employees of the Fund that they are subject to this Code of Ethics.

     2. The compliance officer shall be responsible for maintaining lists of all employees of the Fund, all employees who are considered exempt non-reporting employees, all directors and officers of the Fund, all access persons, all advisory persons and all investment personnel who are subject to various provisions of this Code of Ethics (collectively, all "covered persons").

     3. The compliance officer shall be responsible for circulating or making available forms for the various reports required by this Code of Ethics.

     4. The compliance officer shall be responsible for the collection and review of the various reports, and for establishing review procedures to ascertain any deficiencies, irregularities and violations of the requirements of this Code of Ethics.

     5. The compliance officer shall designate one or more assistants to review his/her own reports and to handle several of the compliance officer's duties when the compliance officer is unavailable.

     6. The compliance officer shall submit quarterly and annual reports to the Fund's Board of Directors regarding compliance by covered persons with the provisions of this Code of Ethics.

     7. The compliance officer shall furnish for the Board of Directors' consideration a written report, no less frequently than annually, that:

          (a) describes any issues arising under this Code of Ethics since the last report to the directors, including, but not limited to, information about material violations of this Code and sanctions imposed in response to the material violations; and

          (b) certifies that the Fund, the Adviser or the Fund's distributor, as applicable, has adopted procedures reasonably necessary to prevent access person from violating this Code.

     8. The compliance officer shall take appropriate steps to ensure that all "covered persons" are periodically educated regarding their duties under this Code and annually submit an acknowledgement that they have read, understood and complied with this Code of Ethics.

I.   Sanctions

     No Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his or her sense of fiduciary obligation to the Fund and their shareholders. Nevertheless, this Code of Ethics sets forth the Fund's policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Code of Ethics are minimal rather than permissive, careful adherence to the Code is essential.

     In response to a violation of this Code, the Board of Directors of the Fund may impose such sanctions as it deems appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator. A record of violations of this Code of Ethics, and of any action taken as a result of such violations will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

J.   Retention of Records

     This Code of Ethics, a list of all persons, currently or within the past five years, who are or were required to make or were responsible for reviewing reports hereunder from time to time, a copy of each report made by an access person hereunder, a record of any decision and the rationale supporting the decision to approve the purchase of securities by Access Persons, each memorandum made by the compliance officer hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each written annual report to the Board of Directors, shall be maintained by the Fund as required under Rule 17j-1.


Adopted by the Board of Directors as of July 26, 2001.